Exhibit 99.1

WYNN RESORTS ANNOUNCES
EXTENSION OF CONSENT SOLICITATION
AND INCREASE IN CONSENT PAYMENT
BY WYNN LAS VEGAS, LLC AND WYNN LAS VEGAS CAPITAL CORP.

LAS VEGAS – (BUSINESS WIRE) – February 28, 2018 – Wynn Resorts, Limited (NASDAQ: WYNN) (the “Company”) announced today that its indirect wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “Issuers”), have amended the terms of their previously announced solicitation of consents (the “Consent Solicitation”) from holders (the “Holders”) of their outstanding 4.25% Senior Notes due 2023 (the “Notes”) to a proposed amendment (the “Proposed Amendment”) to the indenture governing the Notes (the “Indenture”).

The Issuers have extended the Consent Solicitation until 5:00 p.m., New York City time, on March 6, 2018, unless otherwise terminated or further extended (the “Expiration Time”). The Issuers have also amended the terms of the Consent Solicitation to provide for a consent fee equal to (i) an aggregate of $12,500,000 payable at the consummation of the Consent Solicitation (payable to Holders that validly deliver (and do not validly revoke) their consents prior to the Expiration Time (“Consenting Holders”) pro rata in accordance with the principal amount of Notes as to which consents were validly tendered (and not validly revoked) prior to the Expiration Time) (the “Consent Payment”) plus (ii) an additional contingent payment payable to each Consenting Holder equal to 5% of the aggregate principal amount of Notes held by such Consenting Holder for which consents are validly delivered (and not validly revoked) minus the amount of the Consent Payment previously received by such Consenting Holder (the “Contingent Payment”). The Contingent Payment is payable upon the consummation of any transaction (a “Triggering Transaction”) that would have required the Issuers to make a Change of Control Offer with respect to the Notes pursuant to the Indenture as a result of the consummation of any transaction that would have been deemed a “Change of Control” under the terms of the Indenture prior to the effectiveness of the Proposed Amendment (described below) solely with respect to the clause that will be removed by the Proposed Amendment. Whether a Triggering Transaction has occurred is determined (i) at the time of such Triggering Transaction occurs and (ii) in accordance with the Indenture then in effect but without giving effect to the Proposed Amendment.

The Proposed Amendment would conform the definition of “Change of Control” relating to ownership of equity interests in the Company in the Indenture to the terms of the indentures governing the Issuers’ other outstanding notes.

For a complete statement of the terms and conditions of the Consent Solicitation, holders of Notes should refer to the Amended and Restated Consent Solicitation Statement, dated February 28, 2018. Holders who have previously delivered consents need not take any further action in order to receive the consent payment described above (if and when it becomes payable) if the Consent Solicitation is successful.

The Issuers have engaged Deutsche Bank Securities Inc. to act as solicitation agent in connection with the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Deutsche Bank Securities Inc. at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

The Issuers have engaged D.F. King & Co., Inc. as information and tabulation agent in connection with the Consent Solicitation. Requests for documentation may be directed to D.F. King & Co., Inc. at (866) 356-7814 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendment. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable securities or “blue sky” laws.

Forward-Looking Statements
This release contains forward-looking statements, including those related to the Consent Solicitation. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the controversy related to Stephen A. Wynn and his separation from the Company, dependence on key employees, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016. Neither Wynn Resorts, Limited nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
Contact:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7555
investorrelations@wynnresorts.com

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